UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G - AMENDMENT 1

(Name of Issuer)
Qualcomm Incorporated

(Title of Class of Securities)
Common Stock

(CUSIP Number)
747525103

NAME OF REPORTING PERSON
Private Capital Management, Inc.

I.R.S. IDENTIFICATION NO.
59-2756929

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Florida

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 15000
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 15000
SHARED DISPOSITIVE POWER 4142132

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4157132

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
 .6%

TYPE OF REPORTING PERSON
IA

NAME OF REPORTING PERSON
SPS Partners, L.P.

I.R.S. IDENTIFICATION NO.
65-0496234

MEMBER OF A GROUP?
(b) X

PLACE OF ORGANIZATION
Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 0
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 0
SHARED DISPOSITIVE POWER 89600

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
89600

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
0.0%

TYPE OF REPORTING PERSON
IA
NAME OF REPORTING PERSON
Bruce S. Sherman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 87908
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 87908
SHARED DISPOSITIVE POWER 4231732

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
4319640

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
 .7%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
Michael J. Seaman

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 30240
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 30240
SHARED DISPOSITIVE POWER 0

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
30240

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
0%

TYPE OF REPORTING PERSON
IN

NAME OF REPORTING PERSON
Gregg J. Powers

I.R.S. IDENTIFICATION NO.
###-##-####

MEMBER OF A GROUP?
(b) X

CITIZENSHIP
U.S. Citizen

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
SOLE VOTING POWER 39600
SHARED VOTING POWER 0
SOLE DISPOSITIVE POWER 39600
SHARED DISPOSITIVE POWER 0

AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
39600

AGGREGATE AMOUNT BENEFICIALLY OWNED EXCLUDES CERTAIN SHARES
(yes)

PERCENT OF CLASS REPRESENTED BY AGGREGATE AMOUNT BENEFICIALLY
OWNED
0.0%

TYPE OF REPORTING PERSON
IN

ITEMS 1 - 10 OF GENERAL INSTRUCTIONS

Item 1.
(a)Name of Issuer:  Qualcomm Incorporated
(b)Address of Issuer: 5775 Morehouse Dr., San Diego, CA 92121-1714

Item 2.
(a)Name of Person Filing:  See Exhibit 1
(b)Address of Person Filing:3003 Tamiami Trail N., Naples, FL  33940
(c)Citizenship:  See Exhibit 1
(d)Title of Class of Securities:  Common Stock
(e)CUSIP Number:  747525103

Item 3.
The reporting person is filing as an Investment Adviser registered under section 203 of the Investment Advisers Act of 1940.

Item 4. Ownership
(a)Amount Beneficially Owned:  See Exhibit 1
(b)Percent of Class:  See Exhibit 1
(c)Number of Shares as to which such person has:
(i)sole power to vote or to direct the vote:
     See Exhibit 1
(ii)shared power to vote or to direct the vote:
     See Exhibit 1
(iii)sole power to dispose or to direct the disposition of:
     See Exhibit 1
(iv)shared power to dispose or to direct the disposition of:
     See Exhibit 1

Item 5. Ownership of Five Percent or Less of Class:
        N/A

Item 6. Ownership of More than Five Percent on Behalf of Another
Person: N/A

Item 7. Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on By the Parent Holding
Company: N/A

Item 8. Identification and Classification of Members of the Group:
        See Exhibit 1

Item 9. Notice of Dissolution of Group:
        N/A

Item 10. Certification:
        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:   See Exhibit 2
Signature:  See Exhibit 2
Name/Title: See Exhibit 2



                    Exhibit 1


Item 2.
(a) Name of Person Filing
     1)  Private Capital Management, Inc.
     2)  SPS Partners, L.P.
     3)  Bruce S. Sherman
     4)  Michael J. Seaman
     5)  Gregg J. Powers

(c)Citizenship
     1)  Florida
     2)  Delaware
     3)  U.S.
     4)  U.S.
     5)  U.S.

Item 4.
(a) Amount Beneficially Owned
     1) 4157132
     2) 89600
     3) 4319640
     4) 30240
     5) 39600

(b) Percent of Class
     1)  .6%
     2)  .1%
     3)  .7%
     4)  0.0%
     5)  0.0%

(c) Number of shares as to which such person has:
   (i)   sole power to vote or to direct the vote
         1)  15000
         2)  0
         3)  87908
         4)  30240
	 5)  39600

   (ii)  shared power to vote or to direct the vote
         1)  0
         2)  0
         3)  0
         4)  0
	 5)  0

   (iii) sole power to dispose or to direct the disposition of
         1)  15000
         2)  0
         3)  87908
         4)  30240
	 5)  39600

   (iv)  shared power to dispose or to direct the disposition of
         1)  4142132
         2)  4231732
         3)  0
         4)  0
	 5)  0

*Bruce S. Sherman is Chairman of Private Capital Management, Inc. ("PCM") and exercises shared dispositive power with respect to
shares held by it on behalf of its clients.   Mr. Sherman is also the
Managing General Partner of SPS Partners, LP ("SPS") which act as the Investment Advisor for the Entrepreneurial Value Fund, L.P. ("EVF"), and exercises shared dispositive power with respect to those shares.
Mr. Powers is President of PCM. Mr. Seaman is an employee of PCM or affiliates therof and he along with Mr. Powers states that they (i) do not exercise sole or shared dispositive or voting powers with respect to shares held by PCM or SPS, (ii) disclaim beneficial ownership of shares held by Mr. Sherman, PCM and SPS and (iii) disclaim, along with Mr. Sherman, the existence of a group.


Exhibit 2

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 15, 2000




______________________________________
Bruce S. Sherman
Chairman of Private Capital Management, Inc.




______________________________________
Bruce S. Sherman
Managing General Partner of SPS Partners, LP




______________________________________
Bruce S. Sherman
Individually




______________________________________
Michael J. Seaman
Individually




______________________________________
Gregg J. Powers
Individually